                                                                     EXHIBIT 1.1

================================================================================



                      PLAN AND AGREEMENT TO EXCHANGE STOCK



                                  by and among



                                 ARMITEC, INC.,



                                 JRO GROUP, INC.



                                       and



                         SHAREHOLDERS OF JRO GROUP, INC.



                          Dated as of December 12, 2000





================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                 ARTICLE I

                                                           THE SHARE EXCHANGE

Section 1.01.         The Share Exchange.........................................................................1
Section 1.02.         Time and Place of Closing..................................................................1
Section 1.03.         Effective Time.............................................................................1

                                                              ARTICLE II

                                                      MANNER OF CONVERTING SHARES

Section 2.01.         Share Exchange Consideration...............................................................2
Section 2.02.         Conversion of Shares.......................................................................2
Section 2.03.         Adjustments to Exchange Ratio..............................................................2
Section 2.04.         Shares Held by JRO.........................................................................2
Section 2.05.         Fractional Shares..........................................................................3

                                                              ARTICLE III

                                                          EXCHANGE OF SHARES

Section 3.01.         Exchange Agent.............................................................................3
Section 3.02.         Deposit of Certificates with Exchange Agent................................................3
Section 3.03.         Exchange Procedures........................................................................3
Section 3.04.         Rights of Former JRO Owners................................................................3
Section 3.05.         No Further Ownership Rights in JRO Stock...................................................4
Section 3.06.         No Liability...............................................................................4
Section 3.07.         Lost Certificates..........................................................................4
Section 3.08.         Withholding Rights.........................................................................4
Section 3.09.         Further Assurances.........................................................................4

                                                              ARTICLE IV

                                                      FURTHER TERMS AND COVENANTS

Section 4.01.         Delivery of Investment Representation Letters..............................................5
Section 4.02.         New Directors of Armitec...................................................................5
Section 4.03.         Repayment of Loans to JRO..................................................................5
Section 4.04.         Retirement of Existing Indebtedness........................................................5

                                                               ARTICLE V

                                                 REPRESENTATIONS AND WARRANTIES OF JRO

Section 5.01.         Organization, Authority and Capacity.......................................................5
Section 5.02.         Authorization and Validity.................................................................5
Section 5.03.         Absence of Conflicting Agreements or Required Consents.....................................6
Section 5.04.         Governing Documents of JRO.................................................................6
Section 5.05.         Outstanding and Authorized Capitalization..................................................6
Section 5.06.         Financial Statements.......................................................................6
Section 5.07.         Absence of Changes.........................................................................7
Section 5.08.         No Undisclosed Liabilities.................................................................9
Section 5.09.         Litigation, Etc............................................................................9
Section 5.10.         No Violation of Law........................................................................9
Section 5.11.         Real and Personal Property................................................................10
Section 5.12.         Contracts and Commitments.................................................................10
Section 5.13.         Employment and Labor Matters..............................................................12
Section 5.14.         Employee Benefit Matters..................................................................13
Section 5.15.         Insurance Policies........................................................................13
Section 5.16.         Accounts Receivable and Payable...........................................................14
Section 5.17.         Taxes.....................................................................................14
Section 5.18.         Interested Transactions...................................................................14
Section 5.19.         Intellectual Property.....................................................................15
Section 5.20.         Required Vote of JRO Shareholders.........................................................15
Section 5.21.         Brokerage.................................................................................15
Section 5.22.         Statements True and Correct...............................................................16

                                                              ARTICLE VI

                                               REPRESENTATIONS AND WARRANTIES OF armitec

Section 6.01.         Organization, Authority and Capacity......................................................16
Section 6.02.         Authorization and Validity................................................................16
Section 6.03.         Absence of Conflicting Agreements or Required Consents....................................16
Section 6.04.         Governing Documents.......................................................................16
Section 6.05.         Outstanding and Authorized Capitalization.................................................17
Section 6.06.         Reports and Financial Statements..........................................................17
Section 6.07.         Absence of Changes........................................................................17
Section 6.08.         No Undisclosed Liabilities................................................................17
Section 6.09.         No Violation of Law.......................................................................18
Section 6.10.         Statements True and Correct...............................................................18



                                                              ARTICLE VII

                                                         ADDITIONAL AGREEMENTS

Section 7.01.         Access to Information.....................................................................18
Section 7.02.         No-Shop...................................................................................18
Section 7.03.         Affirmative Covenants of JRO..............................................................19
Section 7.04.         Negative Covenants of JRO.................................................................20
Section 7.05.         Affirmative Covenants of Armitec..........................................................22
Section 7.06.         Negative Covenants of Armitec.............................................................22
Section 7.07.         Confidentiality...........................................................................23
Section 7.08.         Public Announcements......................................................................23
Section 7.09.         Filings with State Offices................................................................23
Section 7.10.         Conditions to Closing.....................................................................23
Section 7.11.         Sale of Shares; Shareholder Approval......................................................23
Section 7.12.         [Reserved]................................................................................24
Section 7.13.         Non-Competition Covenant of JRO Shareholders..............................................24

                                                             ARTICLE VIII

                                                 CONDITIONS TO OBLIGATIONS OF ARMITEC

Section 8.01.         Representations and Warranties............................................................24
Section 8.02.         Performance; Covenants....................................................................24
Section 8.03.         Necessary Consents and Approvals..........................................................25
Section 8.04.         No Material Adverse Change................................................................25
Section 8.05.         No Injunction, Etc........................................................................25
Section 8.06.         Legal Opinions............................................................................25
Section 8.07.         Investor Representation Letters...........................................................26
Section 8.08.         JRO Shareholder Approval..................................................................26
Section 8.09.         [Reserved]................................................................................26
Section 8.10.         Certificate of Share Exchange.............................................................26
Section 8.11.         Tax-Free Share Exchange...................................................................26
Section 8.12.         Evidence of Compliance with Securities Laws...............................................26

                                                              ARTICLE IX

                                         CONDITIONS TO OBLIGATIONS OF JRO AND JRO SHAREHOLDERS

Section 9.01.         Representations and Warranties............................................................26
Section 9.02.         Performance; Covenants....................................................................26
Section 9.03.         Necessary Consents and Approvals..........................................................27
Section 9.04.         No Material Adverse Change................................................................27
Section 9.05.         No Injunction, Etc........................................................................27
Section 9.06.         Legal Opinion.............................................................................27

Section 9.07.         [Reserved]................................................................................27
Section 9.08.         Certificate of Share Exchange.............................................................27
Section 9.09.         Tax-Free Share Exchange...................................................................27
Section 9.10.         Employment Agreements.....................................................................27
Section 9.11.         Working Capital...........................................................................28
Section 9.12.         Accounts Receivable Financing.............................................................28
Section 9.13.         Tradename.................................................................................28
Section 9.14.         Repayment of Loans........................................................................28

                                                               ARTICLE X

                                                              TERMINATION

Section 10.01.        Right of Termination......................................................................28
Section 10.02.        Effect of Termination.....................................................................29

                                                              ARTICLE XI

                                                  SURVIVAL OF TERMS; INDEMNIFICATION

Section 11.01.        Survival..................................................................................29
Section 11.02.        Indemnification by JRO Shareholders.......................................................30
Section 11.03.        Indemnification by Armitec................................................................31

                                                              ARTICLE XII

                                                       MISCELLANEOUS PROVISIONS

Section 12.01.        Notices...................................................................................32
Section 12.02.        Expenses..................................................................................32
Section 12.03.        Further Assurances........................................................................33
Section 12.04.        Waiver....................................................................................33
Section 12.05.        Assignment................................................................................33
Section 12.06.        Binding Effect............................................................................33
Section 12.07.        Headings..................................................................................33
Section 12.08.        Entire Agreement..........................................................................33
Section 12.09.        Governing Law; Severability...............................................................33
Section 12.10.        Counterparts..............................................................................34
Section 12.11.        Brokers and Finders.......................................................................34
Section 12.12.        Schedules and Exhibits....................................................................34
Section 12.13.        Enforcement of Agreement..................................................................34

                                                             ARTICLE XIII

CERTAIN DEFINITIONS.............................................................................................34

                    PLAN AND AGREEMENT TO EXCHANGE STOCK


         THIS PLAN AND AGREEMENT TO EXCHANGE STOCK (this "Agreement") is made and entered into as of December 12, 2000, by and among ARMITEC, INC., a Delaware corporation ("Armitec"), and JRO GROUP, INC., a Georgia corporation ("JRO"), and RICHARD ORENSTEIN and JASON K. ORENSTEIN (collectively, the "JRO Shareholders").

         WHEREAS, JRO, Armitec, and the JRO Shareholders intend to effect a reorganization pursuant to Section 368(a)(1)(B) of the Code (as hereinafter defined) whereby Armitec will acquire all of the outstanding shares of stock of JRO from the JRO Shareholders in exchange for newly issued shares of common stock of Armitec.

         NOW, THEREFORE, for and in consideration of these premises and the mutual covenants, promises, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Armitec, JRO and the JRO Shareholders hereby agree as follows:

                                   ARTICLE I

                               THE SHARE EXCHANGE

         SECTION 1.01. THE SHARE EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code ("GBCC"), Armitec will acquire all of the outstanding shares of stock of JRO from the Exchanging Shareholders in exchange for validly issued, fully paid and nonassessable shares of common stock of Armitec, and, after giving effect to all of the transactions contemplated by this Agreement,
(a) the Armitec shareholders and the Exchanging Shareholders will jointly own all of the issued and outstanding shares of Armitec and (b) JRO will be a wholly-owned subsidiary of Armitec (the "Share Exchange").

         SECTION 1.02. TIME AND PLACE OF CLOSING. Subject to the satisfaction or waiver of the conditions set forth herein, the parties agree to use their commercially reasonable best efforts such that the closing of the Share Exchange contemplated by this Agreement (the "Closing") will take place at the offices of Kutak Rock LLP on or before December 27, 2000, provided such Closing may be in escrow pending the satisfaction or waiver of the condition set forth in Section
9.12. In any event, subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall be no later than January 26, 2000 unless otherwise mutually agreed upon by all of the parties hereto. For purposes hereof, the "Closing Date" shall be the later of (i) the actual date of the Closing or (ii) the actual date of the satisfaction or waiver of the condition set forth in Section 9.12 if the Closing is in escrow as provided above.

         SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall file a Certificate of Share Exchange in such form as is required by, and executed in accordance with, the relevant provisions of the GBCC, including ss. 14-2-1105, and shall make all other filings or recordings required under the GBCC as soon as practicable on or after the Closing Date. The Share Exchange and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Share Exchange reflecting the Share Exchange is duly filed with the Secretary of State of the State of Georgia, or at such other time and date as JRO, Armitec, and the JRO Shareholders shall agree and as specified in the Certificate of Share Exchange (the "Effective Time").

                                   ARTICLE II

                           MANNER OF CONVERTING SHARES

         SECTION 2.01. SHARE EXCHANGE CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, the Exchanging Shareholders shall receive, as consideration for the Share Exchange of all of the issued and outstanding shares of JRO's Common Stock, par value $ per share ("JRO Common Stock"), shares of the Common Stock, par value $0.00167, of Armitec ("Armitec Common Stock"), such shares of Armitec Common Stock to be issuable at the Closing in accordance with the terms of this Agreement. At the Effective Time, all such shares of Armitec Common Stock shall be duly and validly issued, fully paid and nonassessable.

         SECTION 2.02. CONVERSION OF SHARES. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Share Exchange and without any action on the part of the parties hereto or the shareholders of any of the parties, each share of JRO Common Stock issued and outstanding at the Effective Time shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, automatically be converted into that number of shares of Armitec Common Stock as shall be obtained by dividing (a) 7,500,000 (the "Share Exchange Consideration") by (b) the number of Fully Diluted Shares (as hereinafter defined), with the resulting quotient (carried to four decimal places) being referred to herein as the "Exchange Ratio." "Fully Diluted Shares" shall be equal to the total number of outstanding shares of JRO Common Stock calculated on a fully diluted, fully converted basis as though any and all convertible debt and equity securities (including any JRO Preferred Stock and JRO Preferred Stock issuable upon the exercise of any outstanding warrants and outstanding options (whether vested or unvested)) and outstanding warrants had been converted or exercised into Common Stock. The Exchange Ratio shall not change as a result of fluctuations in the market price of Armitec Common Stock between the date of this Agreement and the Effective Time. The aggregate number of shares of Armitec Common Stock issued pursuant to this Section 2.02 shall be referred to as "Share Exchange Shares."

         SECTION 2.03. ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Armitec Common Stock or JRO Common Stock), reorganization, recapitalization or other like change with respect to Armitec Common Stock or JRO Common Stock occurring after the date of this Agreement and prior to the Effective Time. Any such change for which a record date is established shall be deemed for the purposes of this Section 2.03 to have occurred on the record date.

         SECTION 2.04. SHARES HELD BY JRO. Each share of JRO Common Stock held in treasury by JRO, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         SECTION 2.05. FRACTIONAL SHARES. No certificates representing fractional shares of Armitec Common Stock will be issued as a result of the Share Exchange. Any fractional share interest to which an Exchanging Shareholder would otherwise be entitled to receive shall be rounded up to the nearest whole share if such fraction is 0.5 or greater and shall be rounded down to the nearest whole share if such fraction is less than 0.5.

                                  ARTICLE III

                               EXCHANGE OF SHARES

         SECTION 3.01. EXCHANGE AGENT. Armitec's transfer agent shall serve as the exchange agent (the "Exchange Agent") in the Share Exchange.

         SECTION 3.02. DEPOSIT OF CERTIFICATES WITH EXCHANGE AGENT. At or prior to the Effective Time, Armitec shall deposit with the Exchange Agent, in trust for the benefit of the Exchanging Shareholders, certificates representing the the aggregate number of shares of Armitec Common Stock issuable pursuant to
Section 2.02 and shall give instructions to the Exchange Agent concerning the issuance of such certificates in exchange for outstanding shares of JRO Common Stock.

         SECTION 3.03. EXCHANGE PROCEDURES. Upon surrender of a certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor a Armitec certificate representing that number of whole shares of Armitec Common Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Share Exchange Consideration that the holder thereof has right to receive pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash payable to holders of certificates pursuant to the provisions of this Article.

         Armitec shall not be obligated to deliver the consideration to which any Exchanging Shareholder is entitled as a result of the Share Exchange until such holder surrenders his or her certificate or certificates representing the shares of JRO Common Stock for exchange as provided in this Article III or such holder provides an appropriate affidavit regarding loss of such certificate or agreement and an indemnification in favor of Armitec pursuant to Section 3.07 hereof. All certificates representing shares of Armitec Common Stock shall bear the appropriate "restricted stock legend" evidencing that such shares have not been registered under the Securities Act.

         SECTION 3.04. RIGHTS OF FORMER JRO OWNERS. At the Effective Time, the stock transfer books of JRO shall be closed and no transfer of JRO Common Stock by any such holder shall thereafter be made or recognized. Until surrendered in accordance with the provisions of Section 3.03 of this Agreement, each certificate theretofore representing shares of JRO Common Stock (other than shares to be canceled pursuant to Section 2.04 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.01 of this Agreement in exchange therefor.

         SECTION 3.05. NO FURTHER OWNERSHIP RIGHTS IN JRO STOCK. All shares of Armitec Common Stock issued upon the surrender for exchange of shares of JRO Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of JRO Common Stock, and there shall be no further registration of transfers on the records of JRO of shares of JRO Common Stock which were outstanding immediately prior to the Effective Time.

         SECTION 3.06. NO LIABILITY. None of Armitec, JRO, the Exchange Agent or any party hereto shall be liable to any Person in respect of any shares of Armitec Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.07. LOST CERTIFICATES. If any certificate representing JRO Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Armitec, the posting by such Person of a bond in such reasonable amount as Armitec may direct as indemnity against any claim that may be made against either of them with respect to such certificate, the transfer agent will issue in exchange for such lost, stolen or destroyed certificate the Share Exchange Consideration and unpaid dividends and distributions on shares of Armitec Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

         SECTION 3.08. WITHHOLDING RIGHTS. Armitec shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Armitec Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Armitec such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of JRO Common Stock in respect of which such deduction and withholding was made by Armitec.

         SECTION 3.09. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of Armitec shall be authorized to execute and deliver, in the name and on behalf of JRO, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of JRO, any other actions and things to vest, perfect or confirm of record or otherwise in JRO any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by JRO as a result of, or in connection with, the Share Exchange.

                                   ARTICLE IV

                           FURTHER TERMS AND COVENANTS

         SECTION 4.01. DELIVERY OF INVESTMENT REPRESENTATION LETTERS. On or before the Closing, each of the Exchanging Shareholders shall execute and deliver to Armitec an Investment Representation Letter in the form attached hereto as Exhibit A.

         SECTION 4.02. NEW DIRECTORS OF ARMITEC. Immediately following the Effective Time, Armitec shall cause Richard Orenstein to be elected or otherwise appointed to the Board of Directors of Armitec.

         SECTION 4.03. REPAYMENT OF LOANS TO JRO. At or before the Closing, JRO shall duly execute and deliver to Richard Orenstein a Promissory Note, in the form attached hereto as Exhibit B, in the principal amount owed to Richard Orenstein, as reflected in the books and records of JRO as of the Closing payable in twelve (12) equal monthly installments commencing thirty (30) days following the Closing Date and bearing interest at eight percent (8%) per annum. At the Closing, Armitec shall duly execute and deliver to Richard Orenstein a Guaranty, in the form attached hereto as Exhibit C, unconditionally guaranteeing the full and prompt payment and performance and all obligations of JRO under the terms of the Promissory Note.

         SECTION 4.04. RETIREMENT OF EXISTING AGREEMENT. On the Closing Date, Armitec shall repay and retire any existing indebtedness or amounts due Citizens Trust Bank under the several agreements (Business Manager Agreement of Businesses and Professionals) between JRO and Citizens Trust Bank, which shall not exceed $2,800,000.

         SECTION 4.05. ESCROW. If in accordance with Section 1.02, the Closing shall be in escrow, any and all documents and instruments executed in connection with the Agreement shall be placed with an mutually acceptable escrow agent upon the terms and conditions agreed upon by the parties at such time.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF JRO

         JRO represents and warrants the following to Armitec:

         SECTION 5.01. ORGANIZATION, AUTHORITY AND CAPACITY. JRO is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has the full corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and the other documents and instruments to be executed and delivered by JRO pursuant to this Agreement (collectively, the "Share Exchange Documents") and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. JRO is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 5.01, which includes every state of the

United States in which the conduct of the business and the ownership of such properties and assets requires it to be so qualified.

         SECTION 5.02. AUTHORIZATION AND VALIDITY. The execution, delivery and performance of the Share Exchange Documents to be executed and delivered by JRO have been duly authorized by all necessary corporate action on the part of JRO. The Share Exchange Documents to be executed and delivered by JRO have been or will be, as the case may be, duly executed and delivered by JRO and constitute or will constitute the legal, valid and binding obligations of JRO, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         SECTION 5.03. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth on Schedule 5.03, the execution, delivery and performance by JRO of the Share Exchange Documents to be executed and delivered by JRO: (a) do not require the consent of or notice to any Authority or any other third party; (b) do not conflict with any provision of JRO's articles or certificate of incorporation or bylaws; (c) do not violate any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which JRO is subject or by which JRO or any of its respective properties are bound; (d) do not conflict with, constitute grounds for termination of, result in a breach of, or constitute a default under the terms of any agreement, instrument, license or permit to which JRO is a party or by which JRO or any of its properties are bound; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of JRO.

         SECTION 5.04. GOVERNING DOCUMENTS OF JRO. True and correct copies of the organizational documents and all amendments thereto of JRO in effect on the date hereof have been or will be provided to Armitec. Armitec has been or will be provided with access to the minutes of JRO, and such minutes accurately reflect all proceedings of the board of directors of JRO (and all committees thereof) required to be reflected in such records through the date hereof.

         SECTION 5.05. OUTSTANDING AND AUTHORIZED CAPITALIZATION. All authorized and outstanding shares of JRO Common Stock are accurately described on Schedule 5.05. All outstanding shares of JRO Common Stock are listed and held of record as indicated on Schedule 5.05 and all shares of outstanding JRO Common Stock have been duly and validly issued, and are fully paid and nonassessable. No shares of JRO Common Stock were issued in violation of preemptive rights of any past or present holder of any JRO Common Stock. Except as set forth on
Schedule 5.05, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to JRO Common Stock and there are no outstanding securities of JRO Convertible into or exchangeable for any JRO Common Stock. Except as set forth on Schedule 5.05, JRO is not obligated to issue or repurchase any JRO Common Stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued JRO Common Stock.

         SECTION 5.06. FINANCIAL STATEMENTS. Attached hereto as Schedule 5.06(a), is the audited balance sheet of JRO for the year ended December 31, 1999, and the unaudited financial statements of JRO for the eight months ended August 31, 2000, which reflect the results of operation and financial condition of JRO for such periods and at such dates (collectively, the "JRO Financial Statements"). Except as disclosed in Schedule 5.06(b), to the best of JRO's or the JRO Shareholders' knowledge, as of their respective dates (or if amended or superseded by a subsequent report created prior to the date of this Agreement, then as of the date of such subsequent report), the JRO Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 5.06(b), to the best of JRO's or the JRO Shareholders' knowledge, the JRO Financial Statements present fairly the financial position of JRO as of the dates indicated and present fairly the results of operations of JRO for the periods then ended, and are in accordance with the books and records of JRO, which are complete and correct in all material respects.

         SECTION 5.07. ABSENCE OF CHANGES. Since December 31, 1999, JRO has conducted its business only in the ordinary course and has not, except as set forth in Schedule 5.07:

                  (a) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

                  (b) paid, discharged or satisfied any material liability other than in the ordinary course of business;

                  (c) written off as uncollectible any account receivable other than in the ordinary course of business or suffered an impairment of any other asset (or is aware of any facts that would result in such write-off or impairment);

                  (d) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

                  (e) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

                  (f) made any material change in any method of accounting or accounting practice;

                  (g) subjected any of its assets, tangible or intangible, to any Lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

                  (h) hired, committed to hire or terminated any employee other than in the ordinary course of business;

                  (i) except for payments, dividends or distributions consistent with past practices for prior periods, declared, set aside or made any payment, dividend or other distribution to any holder of JRO Common Stock or purchased, redeemed or otherwise acquired, directly or indirectly, any JRO Common Stock;

                  (j) terminated or amended any material contract, license or other instrument to which JRO is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or material supplier, the termination or loss of which, in the aggregate, would have a JRO Material Adverse Effect;

                  (k)      effected any change in its capital structure;

                  (l) (i) incurred, assumed or refinanced any Indebtedness other than in the ordinary course of business consistent with past practice, or (ii) made any loans, advances or capital contributions to, or investments in, any Person other than an JRO Subsidiary or any employee or officer as a cash advance, in each case in the ordinary course of business and consistent with past practice;

                  (m) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of
         (i) Indebtedness as it matures and become due and payable or (ii) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

                  (n) changed any of the accounting or tax principles, practices or methods used by JRO, except as required by changes in applicable Tax Laws or changed reserve amounts or policies;

                  (o) (i) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any of the officers of JRO or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice, (ii) terminated or entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, and except for cash advances made in the ordinary course of business consistent with past practice, (iii) paid any bonuses payable or to become payable to any of the officers of JRO or Persons acting in a similar capacity or (iv) made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                  (p) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice, (ii) granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present or (iii) or amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

                  (q) made any payments (other than regular compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of JRO in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, the JRO Shareholders, any JRO Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                  (r) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                  (s) (i) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (ii) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                  (t) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

                  (u) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 5.19 or as may be reasonably necessary to secure or protect intellectual or other property rights of JRO, provided any confidential information to any Person other than Armitec; or

                  (v) agreed, whether in writing or otherwise, to take any action described in this Section 5.07.

         SECTION 5.08. NO UNDISCLOSED LIABILITIES. To the best of JRO's or the the JRO Shareholders' knowledge, JRO does not have any liabilities, other than those liabilities which have been adequately reflected in or provided for in the JRO Financial Statements or as shown on Schedule 5.08 hereto.

         SECTION 5.09. LITIGATION, ETC. Except as listed on Schedule 5.09 hereto and except for matters that are covered by JRO's insurance (taking into account any applicable limits on coverage), (a) there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending (a "Claim") against JRO, or to the knowledge of JRO, no such matter is threatened, and there is no basis for any such action, (b) to the knowledge of JRO, there are no governmental or administrative investigations or inquiries pending that involve JRO, (c) there are no judgments against or consent decrees binding on JRO or its assets or which may have an adverse effect on, the business or goodwill of JRO; and (d) all Claims have been reported to the appropriate insurance carrier and, to the knowledge of JRO, JRO has not received a notice of denial of coverage or a reservation of rights. A list of all outstanding Claims against JRO is set forth on Schedule 5.15.

         SECTION 5.10. NO VIOLATION OF LAW. JRO has not been or is not currently in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for any such violations as would not individually or in the aggregate have a JRO Material Adverse Effect.

         SECTION 5.11.     REAL AND PERSONAL PROPERTY.

                  (a) Schedule 5.11(a) sets forth a list of all items of material personal and mixed, tangible and intangible property, rights and assets owned or leased by JRO. Except as set forth on Schedule 5.11(a), JRO (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the personal property and assets reflected in the JRO Financial Statements; and (ii) owns such rights, assets and personal property free and clear of all Liens, encumbrances or restrictions of any nature whatsoever (except for current year ad valorem taxes).

                  (b) Schedule 5.11(b) contains a true and correct description of all real property owned or leased by JRO, including all improvements located thereon. Except as set forth on Schedule 5.11(b), JRO has good and marketable title to all real property owned by it, free and clear of any Liens, encumbrances or restrictions of any nature whatsoever. Armitec has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 5.11(b). No condemnation or similar actions are currently in effect or pending against any part of any real property owned or leased by JRO or, to the knowledge of JRO, no such action is threatened against any such real property. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any owned or leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

                  (c) The assets owned or leased by JRO (including all buildings and improvements in connection therewith) are in good operating condition and repair, ordinary wear and tear excepted, and such assets (together with any assets leased by JRO) include all rights, properties, interests in properties, and assets necessary to permit JRO to carry on its business as presently conducted following the Share Exchange.

         SECTION 5.12.     CONTRACTS AND COMMITMENTS.

                  (a) Schedule 5.12 contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of JRO of or concerning the following matters which involve (i) payments by or to JRO in excess of $5,000, (ii) performance by or for JRO of services or obligations the value of which is in excess of $5,000, or (iii) performance by or for JRO of services or obligations for greater than 90 days (the "JRO Agreements"):

                           (i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

                           (ii) the employment or engagement of any officer, director, employee, consultant or agent;

                           (iii) any relationship with any JRO Shareholder, or any person or entity affiliated with or related to any JRO Shareholder or any officer, director, employee, consultant or agent of JRO;

                           (iv) any arrangement limiting the freedom of JRO to compete in any manner in any line of business;

                           (v) any arrangement that could reasonably be anticipated to have a JRO Material Adverse Effect;

                           (vi) any arrangement not in the ordinary course of business;

                           (vii) any power of attorney, whether limited or general, granted by or to JRO;

                           (viii) any agreements relating to the making of any loan or advance by JRO;

                           (ix)     any agreements providing for the
                  indemnification by JRO of any Person;

                           (x) any agreements with any Authority except those entered into in the ordinary course of business which are not material to JRO;

                           (xi)     any broker, distributor, dealer or
                  representative or agency agreements pursuant to which JRO made payments in excess of $25,000 during the preceding fiscal year;

                           (xii) any agreements (including settlement agreements) currently in effect pursuant to which JRO licenses the right to use any Intellectual Property to any Person or from any Person (other than license agreements related to off-the-shelf software products);

                           (xiii) any confidentiality agreements entered into by JRO during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which JRO was restricted from providing information to third parties, other than confidentiality agreements entered into in the normal course of business;

                           (xiv) any voting trust or similar agreements relating to any of the ownership interests in JRO to which any of the JRO Shareholders or JRO is a party;

                           (xv) any joint venture, partnership or similar documents or agreements; and

                           (xvi) any agreement that materially limits or purports to materially limit the ability of JRO to own, operate, sell, transfer, pledge or otherwise dispose of any assets.

                  (b) JRO has delivered or will deliver to Armitec true and complete copies of all JRO Agreements. Except as indicated on Schedule 5.12, the JRO Agreements are valid and enforceable in accordance with their terms (except to the extent limited by equitable principles or bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) and there is not under any of such contracts (i) any existing or claimed default by JRO or event which with the notice or lapse of time, or both, would constitute a default by JRO or (ii) to the knowledge of JRO, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a default by any such party. Except as indicated on Schedule 5.12, the continuation validity and enforceability of the JRO Agreements will not be affected by the Share Exchange and the Share Exchange will not result in a breach of, or default under, or require the consent of any other party to any of the JRO Agreements. Except as set forth on Schedule 5.12, there is no actual or, to the knowledge of JRO, threatened termination, cancellation or limitation of any JRO Agreements that would have a JRO Material Adverse Effect. To the knowledge of JRO, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the JRO Agreements.

         SECTION 5.13.     EMPLOYMENT AND LABOR MATTERS.

                  (a) Schedule 5.13(a) sets forth (i) the number of full-time and part-time employees of JRO and (ii) the name and compensation paid to each employee of or consultant to JRO who currently receives or has received salary, benefits and bonuses for the two most recently ended fiscal years in excess of $50,000.

                  (b) JRO is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law, ordinance or regulation respecting the terms and conditions of employment, including authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.

                  (c)      Except as disclosed on Schedule 5.13(c),

                           (i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning JRO's employment practices pending or, to the knowledge of JRO, threatened before any federal, state or local agency or court, and, to the knowledge of JRO, no basis for any such matter exists;

                           (ii)     JRO is not a party to any union or
                  collective bargaining agreement, and, to the knowledge of JRO, no union attempts to organize the employees of JRO have been made, nor are any such attempts now threatened; and (iii) there are no pending or, to the knowledge of JRO, threatened material claims by any current or former employee of JRO or any employment-related claims or investigations by any Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

         SECTION 5.14. EMPLOYEE BENEFIT MATTERS. Schedule 5.14 attached hereto sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by JRO. Except as listed on Schedule 5.14, JRO does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of JRO, whether pursuant to contract, arrangement, custom or informal understanding, which do not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which JRO may have any ongoing material liability after Closing. JRO does not maintain nor has it ever contributed to any Multi-Employer Plan as defined by Section 3(37) of ERISA. JRO does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by JRO as to which JRO has been a party. As to any employee pension benefit plan listed on Schedule 5.14 and subject to Title IV of ERISA, there have been no reportable events (as such term is defined in Section 4043 of ERISA).

         SECTION 5.15. INSURANCE POLICIES. Attached hereto as Schedule 5.15 is a list of all insurance policies of JRO setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverage, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Schedule 5.15 is in full force and effect, is valid and enforceable, and JRO is not in breach of or in default under any such policy. All policies listed on Schedule 5.15 will be outstanding and duly in force at the Closing Date, the premiums payable in respect of such policies have been paid or will be paid in full prior to the closing date, and none of such policies provide for any retrospective premium adjustment or other experience based liability on the part of JRO. JRO has not received any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the said insurance. JRO has not since inception (a) been denied or had revoked, canceled or rescinded any policy of insurance, or (b) self insured against any risk ordinarily insured against by similar businesses. Schedule 5.15 contains a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the said insurance. JRO has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, and to the best of its knowledge, all insurable risks are adequately covered by insurance except for any exposure occasioned by lack of Directors' and Officers' insurance coverage.

         SECTION 5.16. ACCOUNTS RECEIVABLE AND PAYABLE. To the best of JRO's and the the JRO Shareholders' knowledge, the accounts receivable of JRO on a consolidated basis outstanding as of November 14, 2000, and as set on Schedule 5.16(a), represent, and the accounts receivable outstanding as of the Effective Date will represent, bona fide claims for services actually rendered and goods actually provided, subject to no defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business and for which adequate reserves have been or will be established, as applicable. To the best of JRO's and the the JRO Shareholders' knowledge, Schedule 5.16(b) presents fairly and accurately the accounts payable of JRO as of November 27, 2000.

         SECTION 5.17. TAXES. Except as set forth on Schedule 5.17, JRO has filed or obtained filing extensions for all tax returns, federal, state, county, and local, including payroll taxes, required to be filed by it, and JRO has paid or established adequate reserves (in accordance with generally accepted accounting principles) for the payment of all taxes shown to be due by such returns as well as all other taxes, assessments, and governmental charges which have become due or payable, including, without limitation, all taxes which JRO is obligated to withhold from amounts owing to employees, creditors, and third parties. The federal income tax returns of JRO have never been audited by the Internal Revenue Service and no state income or sales tax returns of JRO have been audited. No deficiency assessment with respect to or proposed adjustment of JRO's federal, state, county, or local taxes, including payroll taxes, is pending or, to the best of JRO's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, county, or local taxing authority, outstanding against the assets, properties, or business of JRO (other than liens for taxes not yet due and payable). Neither JRO nor any of its shareholders have ever filed a consent pertaining to JRO pursuant to Section 341(f) of the IRC (as hereinafter defined), relating to collapsible corporations.

         SECTION 5.18.     INTERESTED TRANSACTIONS. Except as provided on
Schedule 5.18, JRO is not a party to any contract, loan or other transaction with any Exchanging Shareholder nor does JRO have any direct or indirect interest in or affiliation with any Exchanging Shareholder to any such contract, loan or other transaction. No Exchanging Shareholder is an employee, consultant, partner, principal, director or owner of, or has any other direct or indirect interest in or affiliation with, any person or business entity that is engaged in a business that competes with or is similar to the business of JRO.

         SECTION 5.19.     INTELLECTUAL PROPERTY.

                  (a) Attached hereto as Schedule 5.19 is a true, correct and complete list of all of JRO's patents, trademarks, trade names, or trademark or trade name registrations, domain name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of JRO's Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. JRO has not infringed upon and are not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person.

                  (b) No trade secret or confidential know-how material to the business of JRO as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects JRO's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of JRO, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

                  (c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Armitec or any of its successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by JRO nor will it require the consent of any Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of JRO has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

         SECTION 5.20. REQUIRED VOTE OF JRO SHAREHOLDERS. The affirmative vote of all of the outstanding shares of JRO Common Stock is required to approve the Share Exchange. No other vote of the Exchanging Shareholders is required by the certificate of incorporation or bylaws of JRO or any other governing documents of JRO in order for JRO to consummate the Share Exchange and the transactions contemplated hereby.

         SECTION 5.21. BROKERAGE. Except as disclosed on Schedule 5.21, neither JRO, nor any Exchanging Shareholder has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from JRO, or from Armitec or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Such fee shall be borne by the JRO Shareholders and not by JRO or Armitec.

         SECTION 5.22. STATEMENTS TRUE AND CORRECT. No representation or warranty made herein by JRO or any of the JRO Shareholders, nor in any statement, certificate or instrument to be furnished to Armitec by JRO or any of the JRO Shareholders pursuant to any Share Exchange Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, to make these statements contained herein and therein not misleading.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF ARMITEC

         Armitec hereby represents and warrants to JRO as follows:

         SECTION 6.01. ORGANIZATION, AUTHORITY AND CAPACITY. Armitec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Armitec has the full power and authority necessary to
(a) execute, deliver and perform its obligations under the Share Exchange Documents to be executed and delivered by it, and (b) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Armitec is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the business and the ownership of such properties and assets requires it to be so qualified.

         SECTION 6.02. AUTHORIZATION AND VALIDITY. The execution, delivery and performance of the Share Exchange Documents to be executed and delivered by Armitec have been duly authorized by all necessary corporate action by Armitec. The Share Exchange Documents to be executed and delivered by Armitec have been or will be, as the case may be, duly executed and delivered by Armitec and constitute or will constitute the legal, valid and binding obligations of Armitec, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         SECTION 6.03. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth on Schedule 6.03, the execution, delivery and performance by Armitec of the Share Exchange Documents to be executed and delivered by it: (a) do not require the consent of or notice to any Authority or any other third party; (b) will not conflict with any provision of Armitec's articles or certificate of incorporation or bylaws; (c) do not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Armitec is a party or by which Armitec or any of its respective properties are bound; (d) do not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any Armitec Material Agreement; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of Armitec.

         SECTION 6.04. GOVERNING DOCUMENTS. True and correct copies of the organizational documents and all amendments thereto of Armitec and copies of the bylaws of Armitec have been provided to JRO. JRO has previously been provided with access to Armitec's minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of Armitec (and all committees thereof).

         SECTION 6.05. OUTSTANDING AND AUTHORIZED CAPITALIZATION. The authorized capital stock of Armitec consists of 50,000,000 shares of Armitec Common Stock. As of the date of this Agreement, Armitec had 3,051,857 shares of Armitec Common Stock and no shares of preferred stock issued and outstanding. All issued and outstanding shares of Armitec Common Stock have been duly and validly issued, and are fully paid and non-assessable. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to shares of capital stock of Armitec, no outstanding securities convertible into or exchangeable for shares of capital stock of Armitec, and, Armitec is not obligated to issue or repurchase any of its shares of capital stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares of capital stock of Armitec. No shares of Armitec Common Stock are held in Armitec's treasury. All Armitec Common Stock to be issued in connection with the Share Exchange will be duly and validly issued, fully paid and nonassessable.

         SECTION 6.06. REPORTS AND FINANCIAL STATEMENTS. Armitec has previously made available to JRO (including through the SEC's EDGAR system) true and complete copies of: (a) Armitec's Annual Report on Form 10-KSB/A filed with the SEC for the four months ended December 31, 1999; (b) Armitec's Quarterly Report on Form 10-QSB/A filed with the SEC for the quarter ended September 30, 2000 (individually a "SEC Report" and collectively, the "SEC Reports"). To the best of Armitec's knowledge, the audited consolidated financial statements and unaudited consolidated interim financial statements included in Armitec SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-QSB/A of the Exchange Act) and fairly presented the financial position of Armitec and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments).

         SECTION 6.07.     ABSENCE OF CHANGES. Except as set forth on Schedule
6.07 or in the SEC Reports, and except as contemplated by this Agreement, since December 31, 1999, Armitec has conducted its business only in the ordinary course and there has not been an Armitec Material Adverse Effect.

         SECTION 6.08. NO UNDISCLOSED LIABILITIES. To the best of Armitec's knowledge, neither Armitec nor any of its Subsidiaries have any Liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) Liabilities or obligations reflected in any of the SEC Reports, (b) Liabilities incurred in the ordinary course of business since the date of the most recent SEC Reports, or (c) Liabilities or obligations that would not, individually or in the aggregate, have an Armitec Material Adverse Effect.

         SECTION 6.09. NO VIOLATION OF LAW. The business of Armitec and its Subsidiaries have not been and are not currently in violation of no local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body except (a) as described in any of the SEC Reports and (b) for violations that would not, individually or in the aggregate, have an Armitec Material Adverse Effect.

         SECTION 6.10. STATEMENTS TRUE AND CORRECT. No representation or warranty made herein by Armitec, nor in any statement, certificate or instrument to be furnished to JRO or the JRO Shareholders by Armitec pursuant to any Share Exchange Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, to make these statements contained herein and therein not misleading.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.01. ACCESS TO INFORMATION. From the date of this Agreement through the Closing Date, JRO will afford the officers and authorized representatives of Armitec access during regular business hours and upon reasonable notice to JRO's properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of JRO as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of JRO in connection with such investigation of the properties and business of JRO. In addition, from the date of this Agreement through the Closing Date, Armitec will afford the officers and authorized representatives of JRO access during regular business hours and upon reasonable notice to all of Armitec's properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of Armitec as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Armitec in connection with such investigation of the properties and business of Armitec. In each case, such access or investigation shall be subject to Section 7.07.

         SECTION 7.02. NO-SHOP. Unless and until this Agreement is terminated pursuant to Article X hereof, JRO shall not directly or indirectly, through any officer, director, shareholder, employee, agent, or otherwise: (a) solicit, initiate or encourage submission of proposals or offers from any person or other entity relating to any purchase of any acquisition or business combination of all or a material amount of the assets of, or an equity interest in JRO, or approve or undertake any such transaction; (b) participate in any discussions or negotiations regarding, or furnish to any other person, corporation or other entity, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person, corporation or other entity to do, any of the foregoing; or (c) enter into any contract, agreement or understanding, whether oral or written, that would prevent the consummation of the Share Exchange. Notwithstanding the foregoing, in the event JRO or any JRO Shareholder shall directly or indirectly receive a proposal relating to any acquisition or business combination involving JRO, JRO or such JRO Shareholder shall immediately notify Armitec in writing of the terms of such proposal. JRO agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any acquisition, business combination, equity interest or similar transaction with respect to JRO.

         If either JRO or the JRO Shareholders signs a letter of intent or other agreement in breach of this Section 7.02, and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, JRO shall pay Armitec the sum of $25,000.

         SECTION 7.03. AFFIRMATIVE COVENANTS OF JRO. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, JRO covenants and agrees that, unless the prior written consent of Armitec shall have been obtained, and except as otherwise expressly contemplated herein, JRO shall:

                  (a) operate its business only in the usual, regular, and ordinary course of business, consistent with past practices;

                  (b) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers;

                  (c) use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

                  (d) keep and maintain its assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses;

                  (e) pay all accounts payable of JRO in accordance with past practice and collect all accounts receivable in accordance with past practice;

                  (f) consult with Armitec prior to undertaking any new business opportunity outside the ordinary course of business and not undertake such new business opportunity without the prior written consent of Armitec;

                  (g) make available to Armitec true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and financial statements related to JRO and furnished to management of JRO;

                  (h) cause all tax returns that have not been filed prior to the date hereof to be prepared and filed on or before the date such tax return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such tax return shall not be filed without a reasonable opportunity for prior review and comment by Armitec;

                  (i) as soon as reasonably practicable after they become available, but in no event more than 30 days following the end of each calendar month, deliver to Armitec true and complete copies of its monthly financial statements for each calendar month ending subsequent to the date hereof on the format historically utilized by JRO;

                  (j) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights;

                  (k) keep in full force and effect present insurance policies or other comparable insurance coverage; and

                  (l) notify Armitec of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have a JRO Material Adverse Effect or would cause or constitute, a breach of any of the representations, warranties or covenants contained herein by JRO or the JRO Shareholders; or (ii) any material change in the normal course of business or in the operation of the assets, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving JRO or any material property of JRO. JRO agrees to keep Armitec fully informed of such events and to permit Armitec's representatives prompt access to all materials prepared in connection therewith.

         SECTION 7.04. NEGATIVE COVENANTS OF JRO. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, JRO covenants and agrees that it will not do any of the following without the prior written consent of Armitec:

                  (a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

                  (b) amend any of its organizational or governing documents;

                  (c) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of JRO consistent with past practices, or impose, or suffer the imposition, on any asset of JRO of any lien or permit any such lien to exist;

                  (d) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any JRO Common Stock, or declare or pay any dividend or make any other distribution in respect of JRO Common Stock;

                  (e) other than pursuant to the Share Exchange Documents, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional JRO Common Stock or any rights with respect to any JRO Common Stock;

                  (f) purchase or acquire any assets or properties, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

                  (g) adjust, split, combine or reclassify any JRO Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for JRO Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration;

                  (h) purchase any securities or make any material investment, either by purchase of stock or other securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any other entity;

                  (i) grant any increase in compensation or benefits to the employees or officers of JRO, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on the Schedules hereto; enter into or amend any severance agreements with officers of JRO; or grant any material increase in fees or other increases in compensation or other benefits to directors of JRO except in accordance with past practice;

                  (j) other than as contemplated by this Agreement or as set forth on Schedule 7.04, enter into or amend any employment contract between JRO and any person or entity (unless such amendment is required by law) that JRO does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

                  (k) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

                  (l) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

                  (m) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of JRO for material money damages or restrictions upon the operations of JRO;

                  (n) except as set forth on Schedule 7.04, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

                  (o) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $25,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

                  (p) take any action, or omit to take any action, which would cause any of the representations and warranties contained in
         Article V to be untrue or incorrect;

                  (q) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person; and

                  (r) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Share Exchange not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

         SECTION 7.05. AFFIRMATIVE COVENANTS OF ARMITEC. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Armitec covenants and agrees that, unless the prior written consent of JRO shall have been obtained, and except as otherwise expressly contemplated herein, Armitec shall and shall cause each of its Subsidiaries to:

                  (a) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers; and

                  (b) notify JRO of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have an Armitec Material Adverse Effect or would cause or constitute, a breach of any of Armitec's representations, warranties or covenants contained herein; or (ii) any material change in the normal course of business or in the operation of Armitec's assets, and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings.

         SECTION 7.06. NEGATIVE COVENANTS OF ARMITEC. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Armitec covenants and agrees that neither Armitec nor any of its Subsidiaries, will do any of the following without the prior written consent of JRO:

                  (a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

                  (b) take any action, or omit to take any action, which would cause any of the representations and warranties contained in
         Article VI to be untrue or incorrect.

         SECTION 7.07. CONFIDENTIALITY. Concurrently with the execution of this Agreement, each of Armitec, JRO and the JRO Shareholders shall duly execute and deliver to the other parties a Confidentiality Agreement in the form of Exhibit D hereto, said agreement to survive the expiration or termination of this Agreement.

         SECTION 7.08. PUBLIC ANNOUNCEMENTS. Armitec, JRO and the Exchanging Shareholders will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

         SECTION 7.09. FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, JRO and Armitec shall execute and file a Certificate of Share Exchange with the Secretary of State of the State of Georgia in connection with the Closing.

         SECTION 7.10. CONDITIONS TO CLOSING. The JRO Shareholders, JRO and Armitec agree to use their commercially reasonable best efforts to satisfy the closing conditions set forth in Articles VIII and IX of this Agreement by December 27, 2000, and if not by such time, as soon thereafter as possible.

         SECTION 7.11.     SALE OF SHARES; SHAREHOLDER APPROVAL.

                  (a) The Armitec Common Stock to be issued in the Share Exchange will be issued by Armitec relying on an exemption from registration pursuant to Section 4(2) under the Securities Act and Regulation D thereunder or similar exemptions under the Securities Act and that the certificates representing the shares of Armitec Common Stock shall bear appropriate legends to identify such shares as "restricted securities" under the

         Securities Act, to comply with applicable state securities laws. Each Exchanging Shareholder acknowledges and agrees that in order for Armitec to rely on such exemptions from registration, Armitec will be required to obtain certain representations made by the Exchanging Shareholders including, but not limited to, representations regarding limitations on resales of Armitec Common Stock.

                  (b) So long as required in the reasonable opinion of Armitec's counsel, stock transfer orders will be given to Armitec's Transfer Agent in connection with the certificates to be issued representing Armitec Common Stock and such certificates will bear legends substantially as follows:

                            "THE SHARES EVIDENCED BY THIS CERTIFICATE
                   HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION OR QUALIFICATION UNDER SUCH LAWS."

         SECTION 7.12.     [RESERVED].

         SECTION 7.13. NON-COMPETITION COVENANT OF JRO SHAREHOLDERS. The JRO Shareholders shall enter into noncompetition agreements in favor of Armitec in the forms attached as Exhibits E through F.

                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF ARMITEC

         The obligation of Armitec to consummate the Share Exchange is subject to the satisfaction or written waiver, at or prior to Closing, of each of the following conditions:

         SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of JRO and the JRO Shareholders set forth in this Agreement, or any document or instrument delivered to Armitec hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately the state of facts existing on the date so specified; provided, however, that JRO and the JRO Shareholders shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon Armitec becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

         SECTION 8.02. PERFORMANCE; COVENANTS. All of the terms, covenants and conditions of the Share Exchange Documents to be complied with or performed by JRO or the JRO Shareholders at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

                  (a) A good standing certificate regarding JRO, certified by the Secretary of State of the respective state of incorporation and all states where such entity is qualified to do business, dated within 30 business days of the Closing;

                  (b) A certificate dated as of the Closing Date signed by the duly authorized officers of JRO certifying that the representations and warranties of JRO set forth herein are true and correct in all material respects as of the Effective Time and that JRO and each of the JRO Shareholders have fulfilled all of the conditions of this Article VIII;

                  (c) Written consents of all third parties necessary for the consummation of the transactions contemplated by the Share Exchange Documents;

                  (d) Resolutions duly adopted by JRO (Board and shareholder) approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of JRO; and

                  (e) All books and records of JRO, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Armitec, which the parties acknowledge will at the Closing be located at the corporate offices of JRO.

         SECTION 8.03. NECESSARY CONSENTS AND APPROVALS. Armitec, JRO and the JRO Shareholders shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law, shall have expired, necessary in order for Armitec and JRO to consummate the Share Exchange.

         SECTION 8.04. NO MATERIAL ADVERSE CHANGE. There shall not have occurred a JRO Material Adverse Effect between the date hereof and the Effective Time or a material change in the financial condition of JRO as represented in the JRO Financial Statements and the Schedules attached to this Agreement.

         SECTION 8.05. NO INJUNCTION, ETC. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business or operations of JRO, if such action, proceeding, investigation or legislation, in the reasonable judgment of Armitec or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

         SECTION 8.06. LEGAL OPINIONS. Armitec shall have received an opinion of counsel to JRO in a form attached hereto as Exhibit G. -

         SECTION 8.07. INVESTOR REPRESENTATION LETTERS. The Exchanging Shareholders that did not deliver Investor Representation Letters on the date of signing of this Agreement shall have delivered Investment Representation Letters.

         SECTION 8.08. JRO SHAREHOLDER APPROVAL. This Agreement and all other documents and instruments to be delivered in connection herewith, shall have been approved by the JRO Shareholders in accordance with GBCC.

         SECTION 8.09.     [RESERVED].

         SECTION 8.10. CERTIFICATE OF SHARE EXCHANGE. JRO shall have executed and delivered to Armitec the Certificate of Share Exchange to be filed with the Secretary of State of the State of Georgia in connection with the Share Exchange.

         SECTION 8.11. TAX-FREE SHARE EXCHANGE. The Parties are reasonably satisfied that as of the Closing Date, the transactions contemplated by the Share Exchange will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

         SECTION 8.12. EVIDENCE OF COMPLIANCE WITH SECURITIES LAWS. Armitec shall be reasonably satisfied that the issuance of Armitec Common Stock to the Exchanging Shareholders qualifies for an exemption from registration pursuant to
Section 4(2) under the Securities Act and Regulation D thereunder.

                                   ARTICLE IX

              CONDITIONS TO OBLIGATIONS OF JRO AND JRO SHAREHOLDERS

         The obligations of JRO and the JRO Shareholders to close the Share Exchange are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

         SECTION 9.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Armitec set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately in all material respects the state of facts existing on the date so specified; provided, however, that Armitec shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon JRO becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

         SECTION 9.02. PERFORMANCE; COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Armitec at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

                  (a) A good standing certificate regarding Armitec certified by the Secretary of State of the State of Delaware, dated within 30 days prior to Closing;

                  (b) A certificate dated as of the Closing Date signed by a duly authorized officer of Armitec certifying that the representations and warranties of Armitec set forth herein are true and correct in all material respects as of the Effective Time and that Armitec has fulfilled all of the conditions of this Article; and

                  (c) Resolutions duly adopted by the Board of Directors of Armitec approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of Armitec;

         SECTION 9.03. NECESSARY CONSENTS AND APPROVALS. Armitec, JRO and the JRO Shareholders shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law, shall have expired, necessary in order for Armitec and JRO to consummate the Share Exchange.

         SECTION 9.04. NO MATERIAL ADVERSE CHANGE. There shall not have occurred an Armitec Material Adverse Effect between the date hereof and the Effective Time.

         SECTION 9.05. NO INJUNCTION, ETC. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business or operations of Armitec, if such action, proceeding, investigation or legislation, in the reasonable judgment of JRO or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

         SECTION 9.06. LEGAL OPINION. JRO and the JRO Shareholders shall have received an opinion of counsel to Armitec in the form attached hereto as Exhibit H.

         SECTION 9.07.     [RESERVED].

         SECTION 9.08. CERTIFICATE OF SHARE EXCHANGE. Armitec shall have executed and delivered to JRO the certificate of share exchange to be filed with the Secretary of State of the State of Georgia in connection with the Share Exchange.

         SECTION 9.09. TAX-FREE SHARE EXCHANGE. The Parties are reasonably satisfied that as of the Closing Date, the transactions contemplated by the Share Exchange will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

         SECTION 9.10. EMPLOYMENT AGREEMENTS. JRO shall have duly executed and delivered to the persons set forth on Schedule 9.07 employment agreements in the forms attached hereto as Exhibits I through K.

         SECTION 9.11. WORKING CAPITAL. Armitec shall provide JRO with $500,000 of working capital.

         SECTION 9.12. ACCOUNTS RECEIVABLE FINANCING. Armitec shall have obtained accounts receivable financing for JRO, which will be used to retire any existing indebtedness or other amounts due Citizens Trust Bank under JRO's several agreements with Citizens Trust Bank in accordance with Section 4.04 hereof.

         SECTION 9.13. TRADENAME. Armitec shall have duly executed and delivered to the JRO Shareholders an option to repurchase all of Armitec's and JRO's right, title and interest in any and all tradenames, trademarks, servicemarks, and related property rights surrounding the name "JRO Group, Inc." in the form attached as Exhibit L.

         SECTION 9.14. REPAYMENT OF LOANS. (i) JRO shall have duly executed and delivered to Richard Orenstein a Promissory Note, in the form attached hereto as Exhibit B, in the principal amount owed to Richard Orenstein, as reflected in the books and records of JRO as of the Closing Date, payable in twelve (12) equal monthly installments commencing thirty (30) days following the Closing Date and bearing interest at eight percent (8%) per annum; and (ii) Armitec shall have duly executed and delivered to Richard Orenstein a Guaranty, in the form attached hereto as Exhibit C, unconditionally guaranteeing the full and prompt payment and performance and all obligations of JRO under the terms of the Promissory Note.

                                   ARTICLE X

                                   TERMINATION

         SECTION 10.01. RIGHT OF TERMINATION. This Agreement and the Share Exchange may be terminated at any time prior to the Closing Date:

                  (a)      By the mutual written consent of Armitec and JRO.

                  (b) by either JRO or Armitec if the Closing Date shall not have occurred on or before January 26, 2000; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Share Exchange on or before such date; and

                  (c) by either JRO or Armitec if (i) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority prohibiting the consummation of the Share Exchange substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Share Exchange substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction.

                  (d) by either Armitec or JRO (and the JRO Shareholders) on or before December 22, 2000, if either of such party's due diligence investigation has disclosed the existence of any condition, information, item or matter related to the other party's financial condition or capitalization, which, in the investigating party's good faith, reasonable discretion, would make it inadvisable to consummate the exchange of stock and the other transactions contemplated by this Agreement.

                  (e) by either Armitec or JRO (and the JRO Shareholders) if either of such party's due diligence investigation has disclosed the existence of (i) any matter relating to the other party or its business that is materially and adversely (to the investigating party) at variance with those matters theretofore disclosed to the investigating party prior to December 22, 2000, or (ii) any matter which, in the investigating party's reasonable judgment, indicates a material adverse change in the condition, assets or prospects of the other party, which would make it inadvisable to consummate the exchange of stock and other transactions contemplated by this Agreement.

         SECTION 10.02. EFFECT OF TERMINATION. In the event of termination in accordance with this Article X, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by any such party with respect to his or its particular representations, warranties, covenants or agreements, as to his or its particular actions or inactions, contained in the Share Exchange Documents.

                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         SECTION 11.01. SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that

                  (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and

                  (b) all representations and warranties shall survive and continue until:

                           (i) with respect to the representations and warranties in Sections 5.17 (taxes), and 5.14 (employee benefit matters) until 60 days following the expiration of the applicable statute of limitations;

                           (ii) with respect to the representations and warranties in Sections 5.05 (capitalization), 5.01 and 5.02 (authority), and 5.09 (litigation) these representations shall survive and continue forever and without limitation; and

                           (iii) with respect to all other representations and warranties, the earlier of (a) the date upon which Armitec receives from its auditors the audited financial statements for Armitec's fiscal year ending December 31, 2001 (the "2001 Audit Date") or (b) March 1, 2002.

         SECTION 11.02.    INDEMNIFICATION BY JRO SHAREHOLDERS.

                  (a) Subject to this Article XI, Armitec shall be indemnified and held harmless by the JRO Shareholders against any and all damage, loss, liability, cost or expense (including the reasonable fees and expenses of counsel) suffered or incurred by Armitec as a result of, or with respect to the following:

                           (i) Any material breach of any representation or warranty of JRO set forth in Sections 5.05, 5.06, 5.07, 5.08,
                  5.09 and 5.16 of this Agreement; and

                           (ii) Any and all Tax liabilities of JRO, together with any interest or penalties thereon, through the Closing Date to the extent not reflected and reserved against in the JRO Financial Statements or otherwise adequately disclosed in this Agreement or the Schedules or Exhibits hereto.

                  (b) All claims for indemnification under Section 11.02(a)(i) shall be asserted no later than one (1) year after the Closing Date.

                  (c) All claims for indemnification under Section 11.02(a)(ii) shall be asserted no later than three (3) years after the Closing Date.

                  (d) Armitec shall not make any claim against the JRO Shareholders for indemnification under this Section 11.02 unless and until the amount of all claims when aggregated with other claims made on the same occasion or previously is equal to or exceeds Fifty Thousand Dollars ($50,000.00), in which event Armitec may claim indemnification for that amount of all such claims in excess of Fifty Thousand Dollars ($50,000.00). Notwithstanding the foregoing, the combined liability of the JRO Shareholders for indemnification under
         Section 11.02(a)(i) shall not exceed One Hundred Thousand Dollars ($100,000.00).

                  (e) Armitec shall notify the JRO Shareholders in writing of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. Armitec shall provide to the JRO Shareholders as promptly as practicable thereafter such information and documentation as may reasonably be requested to support and verify the claim asserted, so long as such disclosure does not violate the attorney-client privilege of Armitec. The JRO Shareholder shall have the right to compromise or defend at its own cost and through counsel of its own choosing any claim or demand giving rise to such claim for indemnification. In the event the JRO Shareholders undertake to compromise or defend any such claim or demand, the JRO Shareholders shall promptly notify Armitec in writing of their intention to do so, and Armitec shall reasonably cooperate with the JRO Shareholders and its counsel in the defense or compromise of such claim or demand.

                  (f) Any claim against the JRO Shareholders for damages or indemnification under this Agreement, including without limitation any damages for breach of warranty, shall be asserted under the indemnification provisions of and subject to the limitations contained in this Article XI.

                  (g) The JRO Shareholders shall be liable for satisfaction of any indemnification claims in accordance with the JRO Shareholders' Proportionate Share of such Loss. As used herein, "Proportionate Share" shall mean the fraction, the numerator of which is the number of shares of Armitec Common Stock issued to such JRO Shareholder as part of the Share Exchange Consideration and the denominator of which is the total Share Exchange Consideration issued to all of the JRO Shareholders.

         SECTION 11.03.    INDEMNIFICATION BY ARMITEC.

                  (a) Subject to this Article XI, the JRO Shareholders shall be indemnified and held harmless by Armitec against any and all damage, loss, liability, cost or expense (including the reasonable fees and expenses of counsel) suffered or incurred by the JRO Shareholders as a result of, or with respect to any material breach of any representation or warranty of Armitec set forth in Sections 6.06, 6.07, and 6.08 of this Agreement.

                  (b)      All claims for indemnification under this Section
         11.03 shall be asserted no later than one (1) year after the Closing Date.

                  (c) The JRO Shareholders shall notify Armitec in writing of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The JRO Shareholders shall provide to Armitec as promptly as practicable thereafter such information and documentation as may reasonably be requested to support and verify the claim asserted, so long as such disclosure does not violate the attorney-client privilege of the JRO Shareholders. Armitec shall have the right to compromise or defend at its own cost and through counsel of its own choosing any claim or demand giving rise to such claim for indemnification. In the event Armitec undertakes to compromise or defend any such claim or demand, Armitec shall promptly notify the JRO Shareholders of its intention to do so, and the JRO Shareholders shall reasonably cooperate with Armitec and its counsel in the defense or compromise of such claim or demand.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         SECTION 12.01.    NOTICES.

                  (a) Any notice sent in accordance with the provisions of this Section 12.01 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

        If to JRO:                 JRO Group, Inc.
                                   P.O. Box 43002
                                   Atlanta, GA 30336
                                   Attention:  Jason K. Orenstein
                                   Facsimile:  (404) 352-2151

        Copy to Counsel:           Long Aldridge & Normal LLP
                                   Suite 5300
                                   303 Peachtree Street
                                   Atlanta, GA 30308
                                   Attention:  Steven J. Labovitz, Esq.
                                   Facsimile:  (404) 527-4198

        If to Armitec:             Armitec, Inc.
                                   P.O. Box 21238
                                   St. Simons Island, GA 31522
                                   Attention:  William S. Bryant
                                               President
                                   Facsimile:  (912) 634-2584

        Copy to Counsel:           Kutak Rock LLP
                                   Peachtree Center South Tower
                                   Suite 2100
                                   225 Peachtree Street, N.E.
                                   Atlanta, GA 30303
                                   Attention:  Robert E. Altenbach, Esq.
                                   Facsimile:  (404) 222-4654

                  (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.01.

         SECTION 12.02. EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including any fees of brokers, finders investment bankers or other agents or incurred to obtain a fairness opinion; provided, however, for all legal, accounting, investment banking and other fees and expenses incurred by JRO and the JRO Shareholders as a result of the transactions contemplated hereby, JRO shall pay from its own funds the fees and expenses of the JRO Shareholders prior to the Closing, or to the extent not so paid, then JRO shall pay such fees and expenses after the Closing when due.

         SECTION 12.03. FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         SECTION 12.04. WAIVER. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         SECTION 12.05. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all other parties.

         SECTION 12.06. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. This Agreement shall survive the Closing and not be merged therein.

         SECTION 12.07. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.08. ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         SECTION 12.09. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

         SECTION 12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 12.11. BROKERS AND FINDERS. Except as set forth on Schedule 12.11, neither JRO nor the Exchanging Shareholders on the one hand, or Armitec on the other hand, has employed or otherwise incurred in any manner any liability for any brokerage fees, agents commissions or finder's fees concerning the transactions contemplated hereby.

         SECTION 12.12. SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. All Schedules will be attached to this Agreement by December 29, 2000. All Exhibits will be attached to this Agreement within five (5) after this Agreement is signed by all parties.

         SECTION 12.13. ENFORCEMENT OF AGREEMENT. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. JRO hereto agrees that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to Armitec, Armitec shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

                                  ARTICLE XIII

                               CERTAIN DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "2001 Audit Date" shall have the meaning set forth in Section 11.01.

         "Affiliate" shall mean, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

         "Agreement" shall mean the Agreement and Plan of Share Exchange.

         "Armitec" shall mean Armitec, Inc., a Delaware corporation.

         "Armitec Common Stock" shall mean the common stock, $.00167 par value, of Armitec.

         "Armitec Material Adverse Effect" shall mean a material adverse effect on (i) Armitec's ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or, (ii) the assets, results of operations or prospects of Armitec and its Subsidiaries taken as a whole.

         "Armitec Material Agreement" shall mean the Plan and Agreement to Exchange Stock by and among Armitec.com, Inc., the Armitec.com shareholders and Armitec, Inc., dated September 15, 2000.

         "Authority" shall mean any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

         "Claim" shall have the meaning set forth in Section 5.09.

         "Closing Date" shall have the meaning set forth in Section 1.02.

         "Closing" shall mean the meaning set forth in Section 1.02.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Effective Time" shall have the meaning set forth in Section 1.03.

         "ERISA" shall mean the Employee Retirement Security Act of 1974, as amended.

         "Escrow Agent" shall have the meaning set forth in Section 2.06.

         "Escrow Agreement" shall have the meaning set forth in Section 2.06.

         "Escrow Shares" shall have the meaning set forth in Section 2.06.

         "Exchange Ratio" shall have the meaning set forth in Section 2.02.

         "Exchanging Shareholders" shall mean those shareholders of JRO Group, Inc. listed on Schedule 5.05.

         "GBCC" shall have the meaning set forth in Section 1.01.

         "Intellectual Property" shall mean all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights and copyright registrations and applications, both domestic and foreign, owned, possessed or used by Borrower.

         "Investor Representation Letter" shall have the meaning set forth in the Preamble of this Agreement.

         "JRO" shall mean JRO Group, Inc., a Georgia corporation.

         "JRO Agreements" shall have the meaning set forth in Section 5.12.

         "JRO Common Stock" shall mean the Common Stock, $___________ par value, of JRO.

         "JRO Material Adverse Effect" shall have mean a material adverse effect on (a) JRO's ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or (b) the assets, results of operations or prospects of JRO taken as a whole.

         "JRO Shareholders" shall mean Richard Orenstein and Jason K. Orenstein.

         "Knowledge" or "known," "to the knowledge of," or similar references shall mean the actual knowledge of any of the directors, officers or managerial personnel of JRO with respect to the matter in question, and such knowledge as any of the directors, officers or managerial personnel of JRO reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance (including, without limitation, any easement, right-of-way, zoning or similar restriction or title defect), lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

         "Person" shall mean any corporation, partnership, joint venture, JRO, syndicate, organization, association, trust, entity, joint stock JRO, unincorporated organization, Authority or natural person.

         "Proportionate Share" shall have the meaning set forth in Section
11.04.

         "SEC Reports" shall have the meaning set forth in Section 6.06.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Share Exchange" shall have the meaning set forth in Section 1.01.

         "Share Exchange Documents" shall have the meaning set forth in Section 5.01.

         "Shareholders" shall mean all of the holders of JRO Common Stock.

         "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively.

         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."


                  [Remainder of page intentionally left blank]

            [Signature page to Agreement and Plan of Share Exchange]


         IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Share Exchange to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                    ARMITEC, INC.



                                    By
                                       ----------------------------------------
                                    Name
                                         --------------------------------------
                                    Title
                                          -------------------------------------

                                    JRO GROUP, INC.



                                    By
                                        ---------------------------------------
                                        Richard Orenstein
                                        Chief Executive Officer


                                    JRO SHAREHOLDERS



                                    -------------------------------------------
                                    Richard Orenstein



                                    -------------------------------------------
                                    Jason K. Orenstein